Exhibit 99.1

For Immediate Release

Contact: Andrew Fisher

(202) 483-7000

Afisher@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

2012 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

•                  Total Annual Revenues of $916.1 million

•                  Annual Earnings per Share of $5.84 per Basic Share or $5.71 per Diluted Share

•                  Annual Earnings Before Non-Cash Charges of $9.97 per Basic Share or $9.75 per Diluted Share

Silver Spring, MD, February 26, 2013: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the fourth quarter and year ended December 31, 2012.

“Our excellent annual results reflect both our leadership in pulmonary hypertension medicines and our discipline in focusing company resources on transformative growth opportunities,” noted Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “It is especially noteworthy that our medicines are now being prescribed to more pulmonary hypertension patients in the United States than any other company’s medicines.”

Total revenues for the quarter ended December 31, 2012 were $243.8 million, up from $195.2 million for the quarter ended December 31, 2011. Net income for the quarter ended December 31, 2012 was $83.3 million or $1.65 per basic share, compared to $43.2 million or $0.79 per basic share for the quarter ended December 31, 2011. For the year ended December 31, 2012, we had net income of $304.4 million, or $5.84 per basic share and $5.71 per diluted share, compared to $217.9 million, or $3.81 per basic share and $3.67 per diluted share, for the year ended December 31, 2011. Earnings before non-cash charges(1) for the quarter ended December 31, 2012, were $126.3 million or $2.50 per basic share, compared to $87.5 million or $1.61 per basic share for the quarter ended December 31, 2011.

(1)See definition of earnings before non-cash charges, a non-GAAP financial measure, and a reconciliation of net income to earnings before non-cash charges below.

Operating Results

Revenues

The table below summarizes the components of revenues (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Cardiopulmonary products:
Remodulin	$116,214	$107,116	$457,969	$430,132
Tyvaso	86,036	64,547	325,614	240,382
Adcirca	38,182	22,647	122,540	70,580
Other	3,385	868	9,953	2,089
Total revenues	$243,817	$195,178	$916,076	$743,183

Revenues for the quarter ended December 31, 2012 increased by $48.6 million compared to the quarter ended December 31, 2011. The growth in revenues corresponded primarily to the continued increase in the number of patients being prescribed our products. In addition, approximately $3.6 million of the increase in Adcirca revenue was the result of shipments toward the end of December 2012, as wholesalers ordered additional product to avert near-term shortages of Adcirca due to the timing of the holidays. Other revenues include approximately $3.1 million recognized under our contract with the National Institute of Allergy and Infectious Diseases of the United States National Institutes for Health to develop antiviral agents.

Gross margins from sales for the quarters ended December 31, 2012 and 2011 were $202.8 million and $169.0 million, or 84% and 87%, respectively, of total revenues. The decrease in gross margins as a percentage of sales for the fourth quarter of 2012 reflects an $8.9 million increase in our reserves for inventory obsolescence, which represents the cost of the Tyvaso inhalation devices expected to be rendered obsolete based on the pending release of our modified inhalation device, the TD-100, in 2013.

Expenses

The table below summarizes research and development expense by major project and non-project component (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Project and non-project:
Cardiopulmonary	$30,892	$28,142	$122,350	$150,501
Share-based compensation (benefit) expense	(3,722)	9,687	11,237	(7,994)
Other	10,306	10,807	39,800	37,508
Total research and development expense	$37,476	$48,636	$173,387	$180,015

Cardiopulmonary.  The increase in cardiopulmonary project expenses of $2.8 million for the quarter ended December 31, 2012 over the same quarter in 2011 resulted from $1.9 million and $1.3 million in expenses associated with on the development of self-injectable prostacyclin analogues and our Remodulin implantable pump program, respectively.

Share-based compensation.  The $13.4 million decrease in share-based compensation expense for the quarter ended December 31, 2012 over the same quarter in 2011 reflects the 4 percent decline in the price of our common stock during the quarter ended December 31, 2012 compared to the 26 percent appreciation in the price of our common stock for the same quarter in 2011.

The table below summarizes selling, general and administrative expense by major category (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Category:
General and administrative	$31,118	$26,608	$116,899	$97,785
Sales and marketing	15,788	19,091	67,220	66,405
Share-based compensation (benefit) expense	(6,833)	12,008	17,627	(7,708)
Total selling, general and administrative expense	$40,073	$57,707	$201,746	$156,482

General and administrative. The $4.5 million increase in general and administrative expenses for the quarter ended December 31, 2012 compared to the same quarter in 2011 resulted from increases of: (1) $2.2 million in depreciation and amortization expense as a result of the expansion of our facilities in Maryland and North Carolina; and (2) $1.3 million in compensation expense due to an increase in both headcount and incentive-based compensation.

Sales and marketing. The $3.3 million decrease in sales and marketing expenses for the quarter ended December 31, 2012 compared to the same quarter in 2011 was attributable to a decrease of $2.8 million in professional fees and advertising expenses incurred in connection with the timing of our marketing-related activities.

Share-based compensation.  The $18.8 million decrease in share-based compensation expense for the quarter ended December 31, 2012 over the same quarter in 2011 reflects the 4 percent decline in the price of our common stock during the quarter ended December 31, 2012 compared to the 26 percent appreciation in the price of our common stock for the same quarter in 2011.

Income Taxes

The provision for income taxes was $41.7 million for the quarter ended December 31, 2012, compared to $16.8 million for the quarter ended December 31, 2011. The increase in income tax expense was attributable to the increase in pre-tax earnings.

2013 Revenue Guidance

We reaffirm our 2013 full-year revenue guidance, as we continue to expect revenues to fall within a range of 5% above or below $1 billion for 2013.

This forward-looking guidance is inherently subject to variability; consequently, we anticipate reaffirming or updating our expectation for 2013 when we present our quarterly results during 2013.

Discontinued Operations

Results for the quarter and year ended December 31, 2011 do not include the results of Medicomp, Inc. (Medicomp), our former telemedicine subsidiary, which we sold during the first quarter of 2011. The results of Medicomp have been reported within discontinued operations on our consolidated statements of operations presented below.

Earnings Before Non-Cash Charges

Earnings before non-cash charges is defined as net income, adjusted for the following non-cash charges, as applicable: (1) interest; (2) income taxes; (3) license fees; (4) depreciation and amortization; (5) impairment charges; and (6) share-based compensation (stock option, share tracking award and employee stock purchase plan expense).

A reconciliation of net income to earnings before non-cash charges is presented below (in thousands, except per share data):

	Year Ended December 31,					Three Months Ended December 31,
	2012		2011	2010	2009	2012	2011

Net income, as reported	$304,442		$217,868	$105,916	$19,462	$83,255	$43,189
Add (subtract) non-cash charges:
Interest expense	16,639		21,372	19,714	12,875	4,490	5,112
Income tax expense (benefit)	136,229		82,183	41,923	(695)	41,697	16,800
License fees	—		37,049	—	—	—	(4,283)
Depreciation and amortization	27,145		20,535	17,919	11,394	7,290	4,898
Impairment charges	4,839	(1)	—	7,688	5,457	—	(250)
Share-based compensation expense (benefit)	30,115		(15,715)	113,942	100,810	(10,453)	22,075

Earnings before non-cash charges	$519,409		$363,292	$307,102	$149,303	$126,279	$87,541

Earnings before non-cash charges per share:
Basic	$9.97		$6.36	$5.47	$2.80	$2.50	$1.61
Diluted	$9.75		$6.12	$5.16	$2.66	$2.42	$1.56

Weighted average number of common shares outstanding:
Basic	52,093		57,163	56,142	53,314	50,503	54,424
Diluted	53,280		59,395	59,516	56,133	52,133	55,952

(1)         Consists of a $6.8 million impairment loss relating to a contract-based intangible asset, upon the termination of the underlying license agreement during the year ending December 31, 2012, net of $2.0 million of deferred revenue we recognized as a result of the terminated license agreement and the termination of our obligation to perform future services thereunder.

Earnings Before Non-cash Charges

(in thousands)

Percentages note increase over prior year

Conference Call

We will host a half-hour teleconference on Tuesday, February 26, 2013, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406 and using access code 89593584.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure, earnings before non-cash charges, that does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use earnings before non-cash charges to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure improves investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. In addition, we have historically reported earnings before non-cash charges to investors, and believe the inclusion of this non-

GAAP financial measure provides investors with a consistent method of comparison to historical periods. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.  A reconciliation of net income, the most directly comparable GAAP financial measure, to earnings before non-cash charges can be found in the table above under the heading, Earnings Before Non-Cash Charges.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our expectations about future operating results, including statements regarding our revenue guidance for 2013, our transformative growth opportunities and the pending release of the TD-100 in 2013. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission,  including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of February 26, 2013, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

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Remodulin and Tyvaso are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues:
Net product sales	$240,431	$194,310	$906,123	$741,094
Other	3,386	868	9,953	2,089
Total revenue	243,817	195,178	916,076	743,183
Operating expenses:
Research and development	37,476	48,636	173,387	180,015
Selling, general and administrative	40,073	57,707	201,746	156,482
Cost of product sales	37,665	25,327	119,297	88,904
Total operating expenses	115,214	131,670	494,430	425,401
Operating income	128,603	63,508	421,646	317,782
Other (expense) income:
Interest income	716	929	3,941	3,450
Interest expense	(4,490)	(5,112)	(16,639)	(21,367)
Equity loss in affiliate	(33)	(9)	(143)	(119)
Other, net	156	673	31,866	(629)
Total other (expense) income, net	(3,651)	(3,519)	19,025	(18,665)
Income from continuing operations before income taxes	124,952	59,989	440,671	299,117
Income tax expense	(41,697)	(16,800)	(136,229)	(81,874)
Income from continuing operations	83,255	43,189	304,442	217,243
Discontinued operations
Income from discontinued operations, net of tax	—	—	—	7
Gain on disposal of discontinued operations, net of tax	—	—	—	618
Income from discontinued operations	—	—	—	625
Net income	$83,255	$43,189	$304,442	$217,868
Net income per common share:
Basic
Continuing operations	$1.65	$0.79	$5.84	$3.80
Discontinued operations	—	—	—	0.01
Net income per basic common share	$1.65	$0.79	$5.84	$3.81
Diluted
Continuing operations	$1.60	$0.77	$5.71	$3.66
Discontinued operations	—	—	—	0.01
Net income per diluted common share	$1.60	$0.77	$5.71	$3.67
Weighted average number of common shares outstanding:
Basic	50,503	54,424	52,093	57,163
Diluted	52,133	55,952	53,280	59,395

 SELECTED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	December 31,
	2012	2011
Cash, cash equivalents and marketable securities (excluding restricted amounts of $5,377 and $5,123, respectively)	$784,931	$747,378
Total assets	1,626,595	1,518,079
Total liabilities and common stock subject to repurchase	542,614	569,591
Total stockholders’ equity	1,083,981	948,488